Exhibit 2.3

GOODWILL PURCHASE AGREEMENT

THIS GOODWILL PURCHASE AGREEMENT dated as of the 20th day of March 2015 (this "Agreement") is by and between 6D Global Technologies, Inc., a Delaware corporation (the "Buyer"), and Adam Ware, a resident of the State of Oregon (the "Seller", and together with the Buyer the "Parties"). Capitalized terms used and not defined herein shall have the meaning set forth in the Securities Purchase Agreement (defined below).

RECITALS

WHEREAS, the Seller independently developed, and is the owner of certain intellectual property, know-how, close business relationships, goodwill, trade secrets, processes, methods, research records, knowledge and other information related thereto (the "Goodwill"), used in connection with the business of providing digital analytics, consulting, website optimization services and digital and social media advertising (the "Business") which the Buyer is acquiring from SwellPath, Inc., an Oregon corporation (the “Buyer”); and

WHEREAS, the Seller desires to sell to the Buyer the Goodwill and the Buyer desires to acquire the Goodwill, upon the terms, in the manner and subject to the conditions hereinafter set forth.

WHEREAS, the Seller is not subject to any noncompetition or similar restrictive covenant relating to the ownership, use or assignment of the Goodwill;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in this Agreement, and for good and valuable conderation, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE OF THE GOODWILL

1.1.  The Closing.  The sale and transfer of the Goodwill and the consummation of all of the other transactions contemplated by this Agreement (the "Closing") shall occur simultaneously upon the execution of this agreement and the Securities Purchase agreement of even date herewith the "Closing Date").  At the Closing, the Seller and the Buyer shall exchange certificates, instruments and other documents required to be delivered under Article VI hereof.

1.2.  Purchase and Sale of the Goodwill.  At the Closing, the Seller shall sell, assign and transfer to the Buyer, free and clear of all liens, pledges, security interests, mortgages, claims, debts, charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the "Encumbrances"), all of the Goodwill.  The Goodwill shall include, but not be limited to, all of Seller's rights and interests in its: (a) licenses and permits, which may require consent to assignment; (b) patents, trademarks, copyrights and all other intellectual property, which may require consent to assignment; (c) know how and trade secrets; (d) goodwill; and (e) copies of all files, books and records related thereto.  If the Seller has any rights in or to the Goodwill that cannot be assigned and transferred to the Buyer, the Seller hereby irrevocably and unconditionally waives the enforcement of such rights and all claims and causes of action of any kind as to the Goodwill against the Buyer, and its designees with respect to such rights.

ARTICLE II.
CONSIDERATION FOR TRANSFER

 2.1.  Purchase Price.  The purchase price (the “Purchase Price”) shall consist of cash in the amount of $300,000 to be delivered at the Closing.

 2.2.  Allocation of Purchase Price.  The Purchase Price has been allocated among the Goodwill consistent with the requirements of Section 1060 and the regulations promulgated thereunder. The parties agree to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF
THE SELLER

For purposes hereof, “Seller's knowledge” or “the best of the Seller's knowledge” shall mean the knowledge of the Seller and any manager, officer and/or employee of the Seller, and shall include information which such individuals actually knew or should have known through the performance of the duties of such individuals in a manner that is customary in the industry including the Business.   The Seller represents and warrants to the Buyer, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date), and as of the moment immediately prior to Closing, as follows:

3.1.  Authorization.  The Seller has full power and authority to perform the transactions contemplated by this Agreement.  The Seller's execution and delivery of this Agreement and the Transaction Documents and its performance of the transactions contemplated herein have been duly authorized by the Seller.  This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Seller and constitute legal, valid and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

3.2.  No Violation.  Neither the execution nor delivery of this Agreement or the Transaction Documents by the Seller and the performance of the Seller's obligations hereunder and thereunder, nor the purchase and sale of the Goodwill, will not: (a) constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation under, or result in the loss of any benefit under, any agreement to which the Seller is a party, or give rise to the creation of any Encumbrance upon any of the Goodwill; or (b) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("Governmental Authority") applicable to the Seller or the Goodwill.

3.3.  Ownership.  All of the Goodwill is owned, and immediately prior to the Closing will be owned, by the Seller, free and clear of all liens, encumbrances, claims, options, security interests, calls and commitments of any kind. The Seller each have full legal right, power and authority to enter into this Agreement and to sell, assign and transfer the Goodwill to the Buyer and, on the Closing Date, the sale and assignment of the Goodwill to the Buyer hereunder will transfer to the Buyer valid title thereto, free and clear of all liens, encumbrances, claims, options, security interests and commitments of any kind.

3.4.  Consents and Approvals.  Except as listed on Schedule 3.4 hereto, no filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other person is necessary for the Seller to execute and deliver this Agreement and the Transaction Documents, including all contract and lease assignments or to enable the Buyer after the Closing to continue to conduct the Business as presently conducted.

3.5. Litigation.  There is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation pending or threatened against the Seller or any of his properties, assets or rights, before any court, arbitrator or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority outstanding against, and unsatisfied by, the Seller (any of the foregoing being herein referred to as "Existing Litigation"), nor does the Seller know of any fact or condition which could reasonably be expected to serve as a basis for the assertion of any such action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation.  There is no action, suit, proceeding or investigation by any Seller pending or that the Seller intends to initiate or is considering initiating.

3.6. Brokers' Fees and Commissions.  The Seller has not employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

3.7.  Proprietary Rights.  Set forth in Schedule 3.7 of the Disclosure Schedule is a complete and accurate list of all patents, registered copyrights, trademarks, trade names, trade secrets and all other intellectual property in which the Seller has proprietary rights and which relates to the Goodwill (hereinafter referred to as the "Proprietary Rights") and all licenses, sublicenses or other agreements with respect thereto. The Seller owns all of the Proprietary Rights and to the best of Seller’s knowledge, the use of such Proprietary Rights does not infringe upon the rights of any other person or entity.  The Seller has not received any notice of a claim of such infringement nor was any such claims the subject of any action, suit or proceeding involving the Seller. The Seller has no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has the Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

3.8.  Untrue or Misleading Statements. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows:

4.1.  Organization and Qualification.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power and authority and legal right to own assets, to lease properties, and to conduct its business as presently conducted.

4.2.  Authorization.  The Buyer has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated herein.  The execution and delivery of this Agreement and the Transaction Documents by the Buyer and the performance by the Buyer of its obligations hereunder have been duly authorized by all requisite corporate action.   This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Buyer and constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, or similar laws relating to creditors' rights and remedies generally.

4.3.  No Violation.  Neither the execution and delivery of this Agreement and the Transaction Documents by the Buyer, nor the performance by the Buyer of its obligations hereunder, will: (a) violate or result in any breach of any provision of the Buyer's certificate of incorporation or by-laws; or (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Buyer.

4.4.  Consents and Approvals.  No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority not heretofore delivered to the Seller is necessary for the Buyer's consummation of the transactions contemplated herein.

4.5.  Brokers' Fees and Commissions.  Neither the Buyer nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

4.6.  Untrue or Misleading Statements. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

ARTICLE V.
COVENANTS

5.1.  Access to Information.  During the period from the date of this Agreement and continuing until the Closing, at reasonable times without causing unreasonable disruption, the Seller shall give the Buyer and its authorized representatives full access to all personnel, offices and other facilities, and to all books and records of the Seller (including, without limitation, Tax Returns and accounting work papers) and will permit the Buyer to make, and will fully cooperate with regard to, such inspections in order to conduct, among other things, interviews of individuals and visual inspections of facilities as the Buyer may reasonably require and will fully cooperate in such interviews and inspections and will cause the Seller's officers to furnish to the Buyer such financial and operating data and other information with respect to the Business and the Goodwill as the Buyer may from time to time reasonably request.

5.2.  All Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, fulfillment of the Conditions of Closing set forth in Article V hereof.  If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, the execution of additional instruments, the proper officers and directors of the Buyer and the Seller shall take all such necessary action.

5.3.  Consents and Approvals.  The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein.

5.4.  Public Announcements.  The Buyer and the Seller will consult with each other and will mutually agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or based upon the advice of counsel that such disclosure would be prudent under applicable securities laws.

5.5.  Confidentiality.  The Seller shall not use, publish, or disclose to any other person any confidential or proprietary information comprising part of the Goodwill or relating to the Business or the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to information: (a) that is necessary to enforce the rights of the Seller under, or defend against a claim asserted under, this or any other agreement with the Buyer, (b) that is necessary or appropriate to disclose to any Governmental or Regulatory Authority having jurisdiction over the Seller, or as otherwise required by law,  (c) that becomes generally known other than through a breach of this Agreement by the Seller, or (d) that is necessary or appropriate in the ordinary course of the Seller's business.  The Seller, acknowledges that the Buyer does not have an adequate remedy at law for the breach of this Section 5.5 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

ARTICLE VI
CLOSING CONDITIONS

6.1.  Conditions to Each Party's Obligations under this Agreement.  Each party's obligations under Article I and Article II of this Agreement shall be subject to each of the Parties having obtained any and all approvals, consents, licenses, permits and authorizations from Governmental Authorities, if any, in form and substance satisfactory to the other Party, necessary to permit such Party to perform its obligations hereunder, to consummate the transactions contemplated herein, and to continue to conduct the Business as presently conducted and in accordance with applicable Law.

6.2.  Conditions to the Obligations of the Buyer.  The Buyer's obligations under this Agreement shall be further subject to the satisfaction or to the waiver by the Buyer of the following conditions precedent:

(a)  Performance of Obligations of Seller.  Each of the Seller's pre-Closing obligations shall have been duly performed in all material respects, and each of the representations and warranties of the Seller contained in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing as if made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Buyer shall have received a certificate to that effect signed by an officer of the Seller in a form reasonably satisfactory to the Buyer.

(b) Ware Employment Agreement. the Seller and the Buyer shall have entered into an employment agreement, which shall contain a non-compete provision and similar restrictive covenants in the form agreed to by the Seller and the Buyer (the “Ware Employment Agreement”).

(c) Contract Consents.  Any and all requisite consents, waivers or authorizations from third parties required for the assumption by the Buyer of the assumed contracts shall have been obtained without any adverse effect on the terms of such contracts.

(d) Due Diligence. The Buyer shall have completed its due diligence of the Goodwill of the Seller, the results of which shall have been deemed satisfactory in the sole discretion of the Buyer, its agents, employees and representatives.

(e) Agreement. The Buyer, the Company, and the shareholders of the Company, shall have duly executed a Securities Purchase Agreement (the "Purchase Agreement") dated as of even date herewith.

(f) Other Documents.  The Buyer shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein.

 6.3.  Conditions to the Obligations of the Seller.  The Seller's obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Seller of the following conditions precedent:

(a) Closing Payment.  The Seller shall have received the Purchase Price.

(b) Performance of Obligations of Buyer.  Each of the pre-Closing obligations of the Buyer shall have been duly performed, and the representations and warranties of the Buyer contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing Date as though made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Seller shall have received a certificate to that effect signed by an officer of the Buyer substantially in a form reasonably acceptable to the Seller.

(c) The Seller shall have received a fully signed copy of the Ware Employment Agreement and the Transaction Documents.

(d) Other Documents.  The Seller shall have received from the Buyer any such other documents or other materials as the Seller may reasonably request to consummate the transactions contemplated herein.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1.  Survival.  All representations, warranties, covenants and agreements contained in this Agreement and the Transaction Documents shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of three (3) years following the Closing Date, and shall thereafter be of no further force or effect, and the indemnification obligations of any party hereto in respect of any misrepresentations or related warranties to which such party had knowledge prior to the Closing, shall survive indefinitely.  Additionally, the parties agree that the indemnification obligations set forth in this Article VII shall survive with respect to any Existing Litigation and as to any claims made within the applicable survival period until finally resolved.  The representations, warranties, covenants, and agreements contained in this Agreement or in any certificate, schedule, document, or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

7.2.  Indemnification of the Buyer.  From and after the Closing, the Seller agrees to indemnify, defend and hold harmless the Buyer and the Parent and their respective directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "Buyer Indemnified Party") from and against, and to promptly pay to or reimburse a Buyer Indemnified Party for, any and all losses, damages and expenses (including, without limitation, reasonable attorneys' and other advisors' fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained by such Buyer Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller;  (b) the operations and business of the Seller through the Closing Date, to the extent such Losses do not constitute Assumed Liabilities; and (c) the Excluded Liabilities.

7.3.  Indemnification of the Seller.  From and after the Closing, the Buyer agrees to indemnify, defend and hold harmless the Seller and his successors and assigns or heirs and personal representatives, as the case may be (each, a "Seller Indemnified Party") from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Buyer contained herein or in any of the Transaction Documents; (b) the operation of the Business solely by the Buyer after the Closing; and (c) the Assumed Liabilities.

7.4.  Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a) Notice. With respect to any matter for which indemnification is claimed pursuant to Section 7.2, the Buyer Indemnified Party will notify the Seller in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 7.3, the Seller Indemnified Party will notify the Buyer in writing promptly after becoming aware of such matter. A failure or delay to promptly notify an indemnifying party of a claim will only relieve such indemnifying part of its obligations pursuant to this Section 7 to the extent, if at all, that such party is prejudiced by reason of such failure or delay.

(b) Defense of Claim. Promptly after receipt of any notice pursuant to Section 7.4, the indemnifying party shall defend, contest, settle, compromise or otherwise protect the indemnified party against any such claim for Losses at its own cost and expense. Each indemnified party will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying party will be entitled to control the defense unless the indemnified party has relieved the indemnifying party in writing from liability with respect to the particular matter. The indemnified party shall reasonably cooperate with the indemnifying party’s requests, and at the indemnifying party’s expenses (including, but not limited to, indemnifying party’s paying or reimbursing the indemnified party’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the claim for Losses.  The indemnifying party shall include the indemnified party in any settlement discussions.

(c) Failure to Defend. If the indemnifying party does not timely defend, contest or otherwise protect against a claim for Losses after receipt of the required notice, the indemnified party will have the right, but not the obligation, to defend, contest or otherwise protect against same, make any compromise or settlement therefore, and record the entire cost therefore from the indemnifying party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Losses.

ARTICLE VIII
GENERAL PROVISIONS

8.1.  Amendment and Modification; Waiver of Compliance.  Neither the Buyer, on the one hand, nor the Seller, on the other hand, will be deemed as a consequence of any delay, failure, omission, forbearance or other indulgence of such party:  (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified or amended any of the terms of this Agreement, unless such modification or amendment is set forth in writing and signed by the party to be bound thereby.  No single or partial exercise by the Buyer or the Seller of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

8.2.  Validity.  If any provision of this Agreement or the application of any such provision to any party hereto or any circumstances relating hereto shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by Law.

8.3.  Parties in Interest.  This Agreement shall not confer upon any other person any rights or remedies of any nature whatsoever.

8.4.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt or on the second next business day after deposit if sent by a recognized overnight delivery service as follows:

If to the Buyer:	With a copy to:
6D Global Technologies, Inc. 17 State Street, Suite 450 New York, New York 10004 Attn: Tejune Kang, CEO	Peter Campitiello, Esq. Kane Kessler, P.C. 1350 Avenue of the Americas 26th Floor New York, N.Y. 10019

If to the Seller, to:	With a copy to:
Adam Ware 16441 Creekside Cir Minnetonka, MN 55345	Immix Law Group 121 SW Salmon St #1000 Portland, OR 97204

; provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 8.4.

8.5.  Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof. In the event of a dispute hereunder, there shall be exclusive jurisdiction in the Federal and State courts sitting in the City, County and State of New York.  The party prevailing shall be entitled to recover its reasonable legal fees and expenses from the party not prevailing.

8.6.  Entire Agreement.  This Agreement, and the Transaction Documents embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

8.7.  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(i)           by mutual written consent of the Buyer and the Seller;

(ii)          by the Buyer if any of the representations or warranties of the Seller contained herein are not in all material respects true, accurate and complete or if the Seller breaches any covenant or agreement contained herein in any material respect, and the same is not cured within 30 days after notice thereof;

(iii)         by the Seller if any of the representations or warranties of the Buyer contained herein are not in all material respects true, accurate and complete or if the Buyer breaches any covenant or agreement contained herein in any material respect; and the same is not cured within 30 days after notice thereof; or

(iv)         By Buyer if (A) the Closing has not occurred by April 30, 2015 and (B) such party has performed all of its obligations hereunder and has satisfied all of the conditions to Closing to be satisfied for the other party to proceed.

8.8.  Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 8.7, written notice thereof shall promptly be given to the other party (parties) hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto.  Notwithstanding such termination and anything contained to the contrary herein, each party shall have the right to seek all legal remedies available for breach of this Agreement.

8.9.  Assignment.  The Seller may not assign any of its rights under this Agreement without the prior consent of the Buyer. The Buyer may assign this Agreement without the prior consent of the Seller. Notwithstanding the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.

8.10.  Enforceability. If any provision of this Agreement is found to be unenforceable, the balance of this Agreement shall be deemed enforceable without the provision in questions.

8.11.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8.12.  Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

6D GLOBAL TECHNOLOGIES, INC.

By:
Name:  Tejune Kang
Title:    Chief Executive Officer

SELLER:

By:
ADAM WARE

Schedule 3.7 - Proprietary Rights

(a)	The Seller maintains relationships with current and potential clients, business partners, vendors, and service providers that will be capitalized on significantly in the future.

(b)	The Seller maintains a knowledge base and trade secrets including analysis techniques, strategic analytics documentation, reporting, presentation, and training methods.

Schedule 3.4

Consent and Approvals

None.